Exhibit 5.1

May 31, 2018

Board of Directors Mid Penn Bancorp, Inc. 349 Union Street Millersburg, PA 17061

Dear Gentlemen:

We have acted as counsel to Mid Penn Bancorp, Inc., a Pennsylvania corporation (“Mid Penn”), in connection with the Agreement and Plan of Merger dated as of January 16, 2018 (the “Merger Agreement”) between Mid Penn and First Priority Financial Corp., a Pennsylvania corporation (“First Priority”), providing for the merger (the “Merger”) of First Priority with and into Mid Penn. At the effective time of the Merger, the outstanding shares of First Priority common stock, $1.00 par value per share (“First Priority Common Stock”), will be converted into the right of holders of First Priority Common Stock to receive, in exchange for each share of First Priority Common Stock, 0.3481 shares of Mid Penn common stock, $1.00 par value per share (“Mid Penn Common Stock”) subject to adjustment as provided in the Merger Agreement. Up to 2,571,010 shares of Mid Penn Common Stock (the “Shares”), in the aggregate, will be issued in the Merger.

We are also acting as counsel to Mid Penn in connection with the Registration Statement on Form S-4 (the “Registration Statement”) to be filed by Mid Penn with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended, the Shares into which outstanding shares of First Priority Common Stock will be converted upon effectiveness of the Merger. This opinion is being furnished for the purpose of being filed as an exhibit to the Registration Statement.

In connection with this opinion, we have examined, among other things:

(1)	an executed copy of the Merger Agreement;

(2)	a copy certified to our satisfaction of the Articles of Incorporation of Mid Penn as in effect on the date hereof;

(3)	copies certified to our satisfaction of resolutions adopted by the Board of Directors of Mid Penn, including resolutions approving the Merger Agreement and the issuance of the Shares; and

(4)	such other documents, corporate proceedings and statutes as we considered necessary to enable us to furnish this opinion.

4201 E. PARK CIRCLE  ½  HARRISBURG, PA 17111  ½  717.308.9910  ½  PILLARAUGHT.COM

We have assumed for the purpose of this opinion that:

(1)	the Merger Agreement has been duly and validly authorized, executed and delivered by First Priority, and such authorization remains fully effective and has not been revised, superseded or rescinded as of the date of this opinion; and

(2)	the Merger will be consummated in accordance with the terms of the Merger Agreement.

We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to the originals of all documents submitted to us as copies. We have assumed that the certifications and representations dated earlier than the date hereof on which we have expressed reliance herein continue to remain accurate, insofar as material to our opinions, from such earlier date through the date hereof.

Based upon the foregoing, we are of the opinion that the Shares to be issued by Mid Penn as described in the Registration Statement, when and to the extent issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Joint Proxy Statement/Prospectus forming a part of the Registration Statement.

Sincerely,

/s/ Pillar Aught LLC